Exhibit 99.1

Contacts:	Rick Berry, Chief Financial Officer Sanders Morris Harris Group Inc. 713-993-4614

SANDERS MORRIS HARRIS GROUP ANNOUNCES

BOND DEPARTMENT CLOSURES,

WRITE DOWN OF CHARLOTTE CAPITAL INVESTMENT

HOUSTON – July 28, 2006 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced plans to close most of the fixed income activities it staffed with former Advest bond department employees at the end of 2005. It will exit the mortgage-backed, agency, and high-grade corporate bond businesses in New York City. The core high-yield and syndicate activities will continue as will the profitable Houston Fixed Income Division. The Company estimates its second quarter operating losses in the New York Fixed Income Division were approximately $2.2 million or $0.07 after tax per diluted share.

SMHG’s Charlotte Capital small-cap value money management affiliate has had a reduction in assets under management from $429 million at the end of 2004 to approximately $173 million today. As a result, SMHG has determined that it is necessary to take a goodwill impairment charge in the amount of $4.5 million or approximately $0.14 after tax per diluted share. It will take the non-cash goodwill impairment charge as part of its second quarter results.

The Company noted that its primary operating businesses, Asset/Wealth Management and Capital Markets, did well in the second quarter. It expects to release earnings, including the impact of the aforementioned closed/impaired activities, around August 9th.

About Sanders Morris Harris Group

Sanders Morris Harris Group is a financial services holding company headquartered in Houston that manages more than $11 billion in client assets. It is the largest investment banking firm headquartered in the Southwest and provides a full range of asset and wealth management services and investment banking services including underwriting of private placements and public offerings of equity and debt securities, as well as financial advisory services. It also offers institutional equity sales, trading, and research, as well as prime brokerage services for hedge funds and fixed income securities sales and trading. Its operating entities are Sanders Morris Harris, Charlotte Capital, Kissinger Financial Services, Salient Partners, Salient Trust Co. LTA, SMH Capital Advisors, Select Sports Group and The Edelman Financial Center. Sanders Morris Harris Group has more than 550 employees in 20 states. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the company’s services; and (12) litigation and securities law liabilities. The company does not undertake any obligation to update or revise any forward-looking statement.

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